Filed Pursuant to Rule 424(b)(2)
Registration No. 333-162677

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 3, 2009)

DEJOUR ENTERPRISES LTD.

10,766,665 Units

We are offering 10,766,665 of our common shares, no par value, warrants to purchase a total of 8,075,000 of our common shares, and up to 8,075,000 of our common shares issuable from time to time upon the exercise of the warrants.  We are offering the common shares and warrants in units, each unit consisting of one common share together with three-quarters of one warrant, each whole warrant exercisable at a price of $0.40 for one common share any time from June 22, 2010 until December 21, 2014. The units will be sold at a negotiated price of $0.30 per unit.  Units will not be issued or certificated. The common shares and warrants are immediately separable and will be issued separately.  We do not expect that the warrants will be listed for trading on any securities exchange.

Our common shares are traded on the Toronto Stock Exchange and on the NYSE Amex, in both cases under the symbol “DEJ.”  On December 17, 2009, the last reported sale price of our common shares on the Toronto Stock Exchange was Cdn$0.30 per common share and on the NYSE Amex was $0.2811 per common share.  There is currently no market through which the warrants may be sold and purchasers may not be able to resell the warrants. purchased This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, and the liquidity of the warrants.  The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on December 17, 2009 was approximately $19.3 million. We have not issued any securities pursuant to Instruction I.B.5 of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk.  See the sections entitled “Risk Factors” on page S-11 of this prospectus supplement, “Risk Factors and Uncertainties” on page 7 of the accompanying base prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the United States Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus.  Any representation to the contrary is a criminal offense.

	Per Unit (1)	Total(2)
Public offering price	$0.300	$3,229,999.50
Placement agent’s fee(3)	$0.018	$193,799.97
Proceeds to us, before expenses	$0.282	$3,036,199.53

(1)	A unit consists of one common share together with three-quarters of one warrant. This table excludes common shares issuable upon exercise of the warrants offered hereby.
(2)
This table is based on the sale of 10,766,665 units and does not reflect the proceeds from the exercise of warrants covering 8,075,000 additional common shares registered in this offering which have an exercise price of $0.40 per common share. See “Description of Warrants” in this prospectus supplement.

(3)	In addition, the placement agent will receive that number of warrants equal to 6% of the number of units sold in this offering. See “Plan of Distribution” in this prospectus supplement.

Rodman & Renshaw, LLC acted as the placement agent in connection with this offering.  The lead placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement.

We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made on or about December 22, 2009.

Rodman & Renshaw, LLC

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 18, 2009.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1

ENFORCEMENT OF CIVIL LIABILITIES	S-1

FORWARD-LOOKING STATEMENTS	S-2

PROSPECTUS SUPPLEMENT SUMMARY	S-4

THE OFFERING	S-9

RISK FACTORS	S-11

USE OF PROCEEDS	S-12

CONSOLIDATED CAPITALIZATION	S-12

MARKET FOR COMMON SHARES	S-13

DESCRIPTION OF COMMON SHARES	S-15

DESCRIPTION OF WARRANTS	S-16

PLAN OF DISTRIBUTION	S-17

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-19

INTERESTS OF NAMED EXPERTS AND COUNSEL	S-24

LEGAL MATTERS	S-25

EXPERTS	S-25

DOCUMENTS INCORPORATED BY REFERENCE	S-25

WHERE YOU CAN FIND MORE INFORMATION	S-26

EXPENSES OF THE OFFERING	S-27

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	7

DOCUMENTS INCORPORATED BY REFERENCE	12

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	14

DESCRIPTION OF COMMON SHARES	14

DESCRIPTION OF WARRANTS	15

DESCRIPTION OF UNITS	17

PLAN OF DISTRIBUTION	18

INTERESTS OF NAMED EXPERTS AND COUNSEL	19

EXPERTS	20

WHERE YOU CAN FIND MORE INFORMATION	20

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and warrants, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this offering.  To the extent there is a conflict between information contained in this prospectus supplement and information contained in the accompanying base prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

This prospectus supplement relates to a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings. You should read this prospectus supplement, the accompanying base prospectus and documents incorporated into this prospectus supplement and the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not, and the placement agent has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Dejour,” “we” or “us” includes Dejour Enterprises Ltd. and each of its subsidiaries.

Currency and Financial Information

Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.  References in this prospectus supplement to “$” are to U.S. dollars and references to “Cdn$” are to Canadian dollars.  The consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, are presented in Canadian dollars.  On December 17, 2009, the noon exchange rate as reported by the Bank of Canada for one United States dollar expressed in Canadian dollars was Cdn$1.0714.

The financial statements incorporated by reference into this prospectus supplement and the accompanying base prospectus, and the selected consolidated financial data derived therefrom included in this prospectus supplement, have been prepared in accordance with Canadian generally accepted accounting principles and they are subject to Canadian auditing and auditor independence standards, and, therefore, they may not be comparable to the financial statements of United States companies. A discussion of the principal differences between our financial results as calculated under Canadian GAAP and under United States GAAP is contained in Note 22 to our audited consolidated financial statements for the year ended December 31, 2008 as filed in Amendment No. 1to our Annual Report on Form 20-F, filed on October 26, 2009, and Note 18 to our unaudited financial statements for the three and six months ended June 30, 2009, all of which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of British Columbia, Canada, that some or all of our officers and directors are residents of countries other than the United States, that some or all of the placement agent or experts named in this prospectus supplement and the accompanying base prospectus may be residents of a countries other than the United States, and that a substantial portion of the assets of Dejour and said persons may be located outside the United States.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain “forward-looking-statements” within the meaning of applicable securities legislation. Any statements that express or involve predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. The forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference concern, among other things:

•	anticipated results and developments in our operations in future periods,

•	planned exploration and, if warranted, development of our properties;

•	business strategy and objectives;

•	plans related to our business;

•	drilling plans and schedules;

•	timing of production test results;

•	timing of production and well completion;

•	anticipated production results;

•	results of recent acquisitions and our ability to successfully integrate acquisitions into our current business; and

•	use of proceeds from this offering.

These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of our management.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our cumulative unsuccessful exploration efforts;

•	risks related to our working capital deficit, minimal positive cash flow and no recent history of earnings;

•	risks related to our ability to pay existing debt from operating revenue;

•	risks related to our dependence on key personnel;

•
risks related to the meeting the requirements of Sarbanes-Oxley Act of 2002, including potential loss of investor confidence in our financial statements and retention and recruitment issues with officers and directors;

•	risks related to our status as a foreign private issuer under US securities legislation;

•	risks related to enforcement of judgments against us outside the United States;

•	risks related to the instability of current market conditions and our ability to complete necessary financings;

•	risks related our oil and gas exploration efforts being unsuccessful;

•	risks related to hydrocarbon exploration operating and drilling hazards;

•	risks related to competition in the oil and gas industry;

•	risks related to volatility in commodity prices;

•	risks related to uncertainty in oil and gas reserve estimates;

•	risks related to our ability to replace our oil and natural gas reserves;

•	risks related to our operations being subject to environmental regulations;

•	risks related to our uncertainty in the title to our properties;

•	risks related to the increased regulatory expenses and scrutiny under the Kyoto Protocol;

•	risks related to our common shares; and

•	risks related to the warrants.

This list is not exhaustive of the factors that may affect occurrence of the results contemplated by our forward-looking statements. Some of the important risks and uncertainties that could affect the occurrence of the results contemplated by our forward-looking statements are described further under the sections entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and “Risk Factors and Uncertainties” beginning on page 7 of the accompanying base prospectus. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except to the extent required by law, we disclaim any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about Dejour and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in our securities.

The Company

Dejour Enterprises Ltd. was incorporated as “Dejour Mines Limited” on March 29, 1968 under the laws of the Province of Ontario. By articles of amendment dated October 30, 2001, the issued shares were consolidated on the basis of one (1) new share for every fifteen (15) old shares and the name of the Company was changed to Dejour Enterprises Ltd. On June 6, 2003, the shareholders approved a resolution to complete a one-for-three-share consolidation, which became effective on October 1, 2003. Dejour was continued in British Columbia under the Business Corporations Act (British Columbia) in 2005.

Our authorized capital consists of an unlimited number of common shares.  There are no indentures or agreements limiting the payment of dividends and there are no conversion rights, special liquidation rights, pre-emptive rights or subscription rights attaching to our common shares.

Our executive office is located at:

Suite # 598 – 999 Canada Place,
Vancouver, BC V6C 3E1
Canada
Telephone: (604) 638-5050

Our Business

Since the divestiture of our uranium exploration properties in December 2006, we are principally an exploration-stage company engaged in the acquisition, exploration and development of oil and gas properties. Our direct interest in uranium exploration properties was sold to Titan Uranium Inc. in 2006 in exchange for Titan common shares. We sold all of our Titan common shares between January and April 2009, but retain a 1% net smelter royalty (which we refer to as an “NSR”) on all the properties sold to Titan, and a 10% carried working interest in each lease through a completed bankable feasibility study, after which we may elect to participate in project development at a 10% interest or convert this interest to an additional 1% NSR.

Our current focus is on oil and gas properties located in the United States and Canada. We currently hold approximately 140,000 net acres of oil and gas leases in the Peace River Arch area of northwestern British Columbia and northeastern Alberta, Canada, and in the Piceance and Uinta Basins in the U.S. Rocky Mountains.  At this time, our principal producing properties are located in Canada.

Our business objective is to grow our oil and gas production and generate sufficient cash flow to continue to expand company operations and enhance shareholder value.  We intend to achieve our objectives  through a strategy of acquiring oil and gas assets in areas and projects that we believe have high potential and through prudent investment and management.

As of the end of our fiscal year ended December 31, 2008, we had proven reserves and production of oil and gas in British Columbia and Alberta, Canada. Reserves attributable to us located in the State of Colorado as of December 31, 2007 were exchanged for additional exploration acreage.

In 2009, our focus was on the restructuring of our assets and operations in order to reduce debt and lower operating costs.  This was accomplished through non-core asset dispositions and reduction of operating and overhead costs.  In the second quarter of 2009 we completed the sale of our 13% working interest in our Drake/Woodrush project and the sale of our entire interest in the Carson Creek area for a total sale price of Cdn$4,440,000 in cash.  Subsequent to June 30, 2009, we disposed of an additional 7% working interest in our Drake/Woodrush project for cash proceeds of Cdn$1,260,000.  At the same time, we restructured and extended short-term notes equal to Cdn$3,420,000 and converted another Cdn$2,776,000 of short-term debt to equity in our company.  As a result, we reduced our outstanding liabilities (excluding asset retirement obligations and future income tax liabilities) from Cdn$16.38 million as of March 31, 2009 to approximately Cdn$6.5 million as of the date of this prospectus supplement.  Asset and debt restructuring, combined with operating cost reductions of approximately Cdn$2,000,000 per year have positioned Dejour to undertake the further development of our core properties in the current commodity price environment.

Our resource property interests are described below:

United States Oil and Gas Properties

1. Colorado/Utah Oil and Gas Project

In July 2006, we successfully concluded the purchase of a 25% working interests in 267 oil and gas leases covering 254,068 net acres (397 sections of land) in the Piceance and Uinta Basins of Western Colorado and Eastern Utah for a total cost of Cdn$ 25,152,510 in cash, stock, note and debentures.

Subsequently, we acquired an interest in an additional 21,866 net acres that are contained within an Area of Mutual Interest as defined in the purchase agreement.

In June 2008, we entered into a Purchase and Sale Agreement with Retamco Operating, a partner in the Colorado/Utah project. Under the Agreement, we exchanged our 25% working interest in certain leases of approximately 3,500 acres at North Barcus Creek and two wells and US$4,000,000 for an additional 64,000 net acres.

In November 2008, we signed a joint-venture agreement with Laramie Energy II LLC (which we refer to as “Laramie”) covering 22,000 gross acres (15,700 net to Dejour) in the Rangely Project. Under the terms of the Agreement, Laramie will begin a continuous drilling program on the leases in the second half of 2009 and will have the right to earn and purchase at a predetermined priceup to 55% of the acreage covered under the agreement by completing at least four commercially productive wells over the next three to four years.

During fiscal 2008, certain leases expired.  As of December 31, 2008, we had approximately 128,000 net acres in the Colorado/Utah Project.

The total current area of projects in which we have an interest is 272,777 acres net to the Laramie Joint-Venture (approximately 128,000 acres net to Dejour) in 397 sections of land.  Our interest  in the individual leases ranges from 25% to 72%, subject to an 80%-87.% net revenue interest except for one lease, in a total of 296 leases.  We are the operator of approximately 125,000 acres gross (72% working interest Dejour and 28% working interest for Brownstone). The other acreage includes approximately 150,000 acres gross (65% working interest Retamco, 25% working interest Dejour, and 10% working interest Brownstone) with Retamco as the operator, and approximately 14,000 acres gross (25% working interest Dejour, 10% working interest Brownstone, and 65% working interest  Fidelity) with Fidelity Exploration and Production Company as the operator.

2. Tinsley Prospect

As of March 31, 2008, we hold a 35% working interest in 8,349 gross and 7,057 net acres. The Mississippi based operator is seeking an investor for the project with the objective of drilling additional wells in 2010.

Canadian Oil and Gas Properties

Our wholly-owned subsidiary, Dejour Energy (Alberta) Ltd. (which we refer to as “DEAL”), currently has interests in oil and gas properties in the Peace River Arch located in northeastern British Columbia and northwestern Alberta.

Since commencing exploration on its Peace River Arch properties, we have drilled or participated in drilling 16 wells on nine different project areas.  Seven wells (five gas, one oil and one gas and oil) have commenced production. Tie-in of two additional wells has been suspended due to low commodity prices.

During fiscal 2008, we acquired 6,352 gross and net acres of lands in the Montney natural gas area in northeastern British Columbia.  The acreage is adjacent to existing pipeline infrastructure, and was acquired via government oil and gas auction. As at December 31, 2008, DEAL had an average interest of 54% in approximately 39,283 gross acres in the Peace River Arch.

Subsequent to the year-end, we disposed of some interests in our Canadian oil and gas properties in exchange for cash proceeds, as described below.

Our Canadian oil and gas property interests are described below:

1. Drake/Woodrush

In 2007, we purchased 2,108 acres of land in the Drake area of northeast British Columbia. In the second quarter of 2007, we drilled two gas wells, which were tied in and producing.

Working interest in lands earned last winter has been increased from 60% to 92% on 700 of the 1,400 acres earned. Interest in the remaining 700 acres remains at 100% before payout and 60% after payout. Final locations for the 2007/8 winter drilling were chosen based on interpretation of 3D seismic data purchased over all our working interest land in the area.

We drilled four wells during the 2007/2008 winter season. Two of the wells were drilled on lands earned previously. The other two wells were drilled to evaluate the deeper Halfway formation as well as the Notikewin sands on land purchased at crown sale in which we have a 100% working interest.  The deeper wells encountered significant quantities of sour gas and oil, which required the purchase and installation of additional equipment, facilities, and pipeline. These four wells were drilled and completed for production in Q1 2008.

We have budgeted approximately $1,500,000 for drilling and development at Drake/Woodrush in fiscal 2009. British Columbia has granted producers in the Northeastern portion of the Province a royalty-free production holiday, and we intend to focus our current work on the Woodrush oil pool to take advantage of the lowered royalty rates and the higher oil commodity prices. Scheduled work includes high resolution 3D seismic, and drilling of one new well during the fourth quarter and up to two additional wells in the first quarter of 2010.. The capacity of the infrastructure placed on the project has been designed for this additional development.

Subsequent to the 2008 year-end, we sold 20% of our interest in Woodrush/Drake to unrelated third parties for approximately $3,600,000 cash. Funds from the sale were used primarily to reduce our outstanding bank line of credit.

2. Saddle Hills

In the Saddle Hills area of Alberta, we participated in a joint-venture in drilling a well in the first quarter of 2007 on a five section block of land at 30% working interest to earn 30% subject to 10% non-convertible royalty. The first well tested over 1.5 MMcf/d in total from two zones. The operator drilled one additional location on the property in Q1 2008 which has also been completed and tested over 1.5 MMcf/d total from two zones. The operator has not tied in either of the two wells for production. DEAL completed a seismic program on behalf of the joint venture to aid in future development plans.

3. Manning

In the Manning area of British Columbia, we participated at 40% working interest in a farm-in on seven sections of land.  A test well commenced drilling in December 2007 and was completed in early 2008, and tested at rates of over 1.5 MMcf/d with water. This operator has not tied in the well for production, but the operator has earned us an interest in all seven sections subject to non-convertible royalty.

4. Carson Creek

At Carson Creek, Alberta, land was purchased privately by DEAL and a test well commenced drilling in late 2007. The well was completed in early 2008 and tested at approximately 3.0 MMcf/d with 100 bbls natural gas liquids per MMcf gas.

Subsequent to the year-end, in June 2009, we completed the sale of our 100% working interest in Carson Creek to an unrelated third party for $2,100,000.

5. Buick Creek (Montney)

In 2008, DEAL acquired 6,352 acres net and gross in the emerging Montney natural gas resource play in Northeastern British Columbia. The acreage was acquired at a Provincial Government drilling right auction. These lands are adjacent to necessary pipeline infrastructure. In early 2009, we also acquired an existing wellbore which we intend to use for re-entry and testing of the play.

Total U.S. and Canadian Holdings

Our landholdings as of December 17, 2009 were as follows (in acres):

	Undeveloped		Developed		Total
	Gross	Net	Gross	Net	Gross	Net

Colorado/Utah, US	272,777	128,000	Nil	Nil	272,777	128,000

Tinsley, US	7,057	2,470	Nil	Nil	7,057	2,470

Canada	30,811	16,829	10,553	6,465	41,364	23,294

Recent Developments

On October 22, 2009, we completed the second tranche of a private placement of “flow-through” common shares. In connection with this transaction, we sold 375,000 flow-through shares at a price of Cdn$0.60 per share, for gross proceeds of Cdn$225,000. Total gross proceeds in combination with the first tranche, in connection with which we sold 1,333,333 flow-through shares on October 14, 2009, was Cdn$1,601,000. We paid a total finder's fee of Cdn$83,980 in cash in connection with the private placement. All offers and sales of flow-through shares in the private placement were made in Canada.

On December 2, 2009, we announced the successful acquisition of over 2,000 acres of leasehold in northeast British Columbia adjacent to our existing leasehold at Woodrush and on trend with the Halfway oil pool discovered by us in early 2008. Through this lease acquisition and a 3D seismic program currently underway, we anticipate to significantly augment the area and volumetric extent of our 73.5% owned Halfway oil pool.  We have commenced our winter exploration drilling program at Woodrush. We expect to drill up to three new oil wells during this program. The first well, expected to be completed and in production by the end of December, offsets the initial discovery well at Woodrush, in production since 2008. The balance of the drilling plan is scheduled for completion during the first quarter of 2010.

Glossary of Abbreviations and Terms

Bbl.  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Developed Acreage The number of acres that are allocated or assignable to producing wells or wells capable of production.

Gross Acres The total surface acres under which we have a working interest in an oil & gas lease.

MMcf. One million cubic feet of natural gas at standard atmospheric pressure.

MMcf/d.  One MMcf per day.

Net Acres A net acre is deemed to exist when the sum of our fractional ownership working interests in lease net acres equals one. The number of net acres is the sum of the fractional working interests owned in lease net acres expressed as whole numbers and fractions thereof.

Net Smelter Royalty (NSR) A royalty that is a certain percentage of the revenue generated by the mine by selling its product, minus the expenses of producing the product.

Undeveloped Acreage Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.

Working Interest An interest in an oil and gas lease that gives the owner of the interest the right to drill and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of common shares and warrants. For a more complete description of our common shares and warrants, see the sections entitled “Description of Common Shares” and “Description of Warrants”  in this prospectus supplement and the accompanying base prospectus.

Offering:	10,766,665 units. Each unit consists of one common share and three-quarters of one warrant. The common shares and warrants offered hereby are immediately separable and will be issued separately.

Warrants:
Each whole warrant will entitle the holder to purchase one common share, subject to adjustment and early termination, at any time from June 22, 2010 until December 21, 2014 at an exercise price of $0.40.  The warrants will be freely transferable, subject to the terms and conditions of the form of warrant.  See the section entitled “Description of Warrants” in this prospectus supplement and the accompanying base prospectus.

In the event that (i) our common shares trade on a Trading Market (as defined in the subscription agreement to which this term sheet is attached) in the United States at a volume weighted average price of greater than $1.00 per common share for a period of 20 consecutive trading days at any time after the closing of this offering, (ii) the average daily volume for such 20-day period exceeds $100,000 per trading day and (iii) the holder is not in possession of material non-public information provided to the holder by us, we may exercise a call right for cancellation of all or any of the warrants by giving notice pursuant to the terms of the warrants to the holders thereof and in such case any warrant not exercised within 30 trading days after such notice shall be terminated.

Amount:	$3,229,999.50

Price to the Public:	$0.30 per unit

Common Shares Outstanding Before Offering(1):	85,002,555 common shares

Common Shares Outstanding After Offering(2):	95,769,220 common shares

Placement Agent’s Fee:
We have agreed to pay the placement agent a fee equal to $0.018 for each unit sold pursuant to the offering.  In addition, the placement agent will receive warrants equal to 6% of the number of units sold in this offering. The warrants shall have the same terms as the warrants issued to purchasers except the exercise price shall be 125% of the five day volume weighted average market price per share, but in no event less than 125% of the public offering price pursuant to FINRA Rule 5110.

(1)
These figures do not include 4,318,500 common shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn $0.45 per common share, 6,015,151 common shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a price of Cdn $0.53 per common share, as at December 18, 2009.

To the extent any options are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock or securities exercisable for or convertible into shares of common stock, there will be further dilution to new investors.  As of the date of this prospectus supplement, there are 8,500,256 shares of common stock available for issuance under our equity incentive plans.

(2)
Does not include 8,075,000 common shares issuable upon exercise of warrants issued pursuant to this offering and does not include 645,999 common shares issuable pursuant to placement agent warrant issued to the placement agent pursuant to this offering.  Assuming exercise of all the warrants and all the placement agent warrants, the aggregate common shares outstanding would be 104,490,218.

Use of Proceeds:
The net proceeds from the sale of the units in this offering are estimated to be approximately $2.9 million, after deducting the placement agent’s fee and estimated offering expenses. We intend to use the net proceeds from this offering to explore and develop our oil and gas properties, for working capital and for general corporate purposes.

Canadian Resale Restrictions:
There are restrictions under Canadian securities laws on investors' ability to resell the common shares and common shares issuable upon exercise of the warrants over the facilities of the Toronto Stock Exchange, or otherwise resell the common shares and common shares issuable upon exercise of the warrants  in Canada or to or for the benefit of a resident of Canada.  Unless permitted under Canadian securities laws, the common shares and common shares issuable upon exercise of the warrants may not be traded before the date that is four (4) months and a day after the closing date of the offering. Any physical certificate representing the common shares and, if they are issued before the date which four months and a day after closing, the common shares issuable upon the exercise of the warrants, will bear the following legend:

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE SUCH SECURITIES BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE] ON THE TORONTO STOCK EXCHANGE OR IN CANADA OR TO OR FOR THE BENEFIT OF A RESIDENT OF CANADA

WITHOUT PRIOR WRITTEN APPROVAL OF THE TORONTO STOCK EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE CANADIAN SECURITIES LAWS, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE OR IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT DATE WHICH IS FOUR MONTHS AFTER CLOSING]. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES,”

Any physical certificate representing the warrants will bear the following legend:

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE SUCH SECURITIES BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE] IN CANADA OR TO OR FOR THE BENEFIT OF A RESIDENT OF CANADA.”

Risk Factors:
Investing in the units involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement and the “Risk Factors and Uncertainties” section beginning on page 7 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual report on Form 20-F for the fiscal year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission.

Tax Considerations:
Purchasing the common shares and warrants and exercising the warrants may have tax consequences in the United States and Canada. See the section entitled “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Listing Symbol:
Our common shares are traded on the Toronto Stock Exchange and on the NYSE Amex, in both cases under the symbol “DEJ.”  There is no market through which the warrants may be sold and purchasers may not be able to resell the warrants purchased in the offering.

RISK FACTORS

An investment in a company engaged in oil and gas exploration involves an unusually high amount of risk, both unknown and known, present and potential, including, but not limited to the risks enumerated below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

The following is a short description of the risks and uncertainties that are more fully described under the heading “Risk Factors and Uncertainties” beginning on page 7 in the accompanying base prospectus:

•	Cumulative unsuccessful exploration efforts by our personnel could result in our having to cease operation;

•
We have a working capital deficit, minimal positive cash flow and no recent history of significant earnings and are dependent upon public and private distributions of equity as well as debt to obtain capital in order to sustain operations. Public distributions of share capital result in dilution to existing shareholders;

•	We may require additional capital in order to repay amounts due;

•	We have a current bank loan due and subject to reveiw which is currently in progress;

•	We are dependent on key personnel and the absence of any of these individuals could result in us having to cease operation;

•	New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors;

•
As a "foreign private issuer”, we are exempt from the Section 14 proxy rules and Section 16 of the Securities Exchange Act of 1934, as amended, which may result in shareholders having less complete and timely data;

•	It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors and officers;

•	Risks related to general economic conditions;

•	Oil and gas exploration has a high degree of risk and our exploration efforts may be unsuccessful, which would have a negative effect on our operations;

•	Hydrocarbon exploration and production have substantial operating and drilling hazards which could result in failure of our projects or substantial liabilities which may not be covered by insurance;

•	The oil and gas industry is highly competitive, and if we are unsuccessful in competing with other oil and gas companies, it would negatively affect our ability to operate;

•	Commodity prices may not support corporate profit;

•	Oil and gas reserve information is estimated and may not be economic to produce;

•	We may not be able to successfully replace our oil and natural gas reserves;

•	Our operations are subject to substantial environmental regulations which could have a negative effect on our operations and financial condition;

•	Our title to our properties may be disputed by third parties which could result in our losing title to our properties;

•	Canada is a signatory to the Kyoto Protocol which could negatively change future operations by restricting our activities or increasing operating costs;

•	Our stock price has been volatile and your investment in our common shares could suffer a decline in value;

•	Dilution through employee/director/consultant/agents options could adversely affect our shareholders; and

•	Because we may not pay any dividends on our common shares, investors seeking short-term dividend income or liquidity should not purchase our common shares.

Additional Risk Factors

The issuance of additional common  shares may negatively affect the trading price of our common shares.

We have issued equity securities in the past and may continue to issue equity securities to finance our activities in the future, including to finance future acquisitions, or as consideration for acquisitions of businesses or assets.  In addition, outstanding options and warrants to purchase our common shares may be exercised, resulting in the issuance of additional common shares. The issuance by us of additional common shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative effect on the trading price of our common shares.

There can be no assurance as to the liquidity of the trading market for the warrants or that a trading market for the warrants will develop.

There is currently no public market through which the warrants offered hereby may be sold and we do not intend to apply for the listing of the warrants on any securities exchange. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, and the liquidity of the warrants.

USE OF PROCEEDS

The net proceeds to us from the sale of the units in this offering are estimated to be approximately $2.9  million, based on an offering price of $0.30 per unit and the sale of all of the units offered by this prospectus supplement, and after deducting the placement agent’s fee and estimated offering expenses.  We intend to use the net proceeds from the offering to explore and develop our oil and gas properties, for working capital and for general corporate purposes.

Until such time as the net proceeds of the offering are used as described above, we intend to invest the net proceeds primarily in bank deposits or other substantially similar secure deposits in financial institutions.

Depending on opportunities, economic conditions and the results of the activities described above we may use a portion of the net proceeds to invest in property acquisitions or complete other corporate activities designed to achieve our corporate goals.  Estimated costs and the scope of such activities cannot be determined at this time.

CONSOLIDATED CAPITALIZATION

Since September 30, 2009, there have been no changes to our share capital, on a consolidated basis, except for 2,710,332 shares issued pursuant to a private placement of flow-through shares and 317,500 shares issued pursuant to option exercises subsequent to September 30, 2009.

The following table sets forth our cash and consolidated capitalization as at September 30, 2009 on an actual basis and as adjusted to give effect to the distribution of the common shares and warrants offered under this prospectus supplement after deducting the placement agent’s fee and the estimated expenses of the offering payable by us (assuming the application of the net proceeds from this offering as described under the section entitled “Use of Proceeds”).

The table should be read in conjunction with our audited annual consolidated financial statements as at and for the year ended December 31, 2008, our unaudited consolidated financial statements as at and for the three and nine months ended September 30, 2009, in each case including the notes thereto, and the management’s discussion and analysis thereof, incorporated in each case by reference into this prospectus supplement and the accompanying base prospectus.

	As at September 30, 2009
	Actual (Unaudited)	As Adjusted(2) (Unaudited)
Cash and cash equivalents	Cdn$402,958	Cdn$3,509,728

Shareholders’ equity

Share Capital: Authorized: Unlimited number of common shares without par value; 81,974,723 common shares issued and outstanding as of September 30, 2009; 92,741,388 common shares issued and outstanding as adjusted (1)	67,768,245	70,875,015

Contributed Surplus	6,340,733	6,340,733

Deficit	(32,336,797)	(32,336,797)

Accumulated other comprehensive income (loss)	(6,844)	(6,844)
Total Shareholder’s Equity	41,765,337	44,872,107
Total Capitalization	Cdn$41,765,337	Cdn$44,872,107

(1)
These figures do not include 4,490,364 common shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average price of Cdn$0.46 per common share, or 6,015,151 common shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average price of Cdn$0.53.

(2)
As Adjusted does not include 8,075,000 common shares issuable upon exercise of warrants issued pursuant to this offering and does not include 645,999 common shares issuable pursuant to placement agent warrant issued to the placement agent pursuant to this offering.  Assuming exercise of all the warrants and all the placement agent warrants shares outstanding would be 101,462,387.

MARKET FOR COMMON SHARES

Our common shares are traded on the Toronto Stock Exchange and on the NYSE Amex, in both cases under the symbol “DEJ.”  The following tables set forth for the periods indicated, the high and low closing prices in Canadian dollars of our common shares traded on the Toronto Stock Exchange and the TSX Venture Exchange and in United States dollars on the NYSE Amex.  The Company traded on the Toronto Stock Exchange Venture Exchange in Vancouver, British Columbia, Canada, until November 20, 2008 when it began trading on the TSX. The Company changed its symbol to “DEJ” after a one for three share consolidation effective October 1, 2003. The Company changed its Toronto Stock Exchange trading symbol on May 23, 2007 to “DEJ” to coincide with its listing on the American Stock Exchange (now NYSE Amex) on the same day under the symbol “DEJ”.

The following table contains the annual high and low market prices for the five most recent fiscal years:

Toronto Stock Exchange (Cdn$)

	High	Low

2008(1)	$2.17	$0.23
2007	$3.28	$1.02
2006	$2.97	$0.99
2005	$1.07	$0.41
2004	$0.50	$0.21

(1) Common shares listed on Toronto Stock Exchange on November 20, 2008.

NYSE Amex ($)

	High	Low
2008	$2.17	$0.25
2007(1)	$2.95	$1.29

(1) Shares listed for trading on NYSE Amex on May 7, 2007

The following table contains the high and low market prices for our common shares on the Toronto Stock Exchange and the NYSE Amex for each fiscal quarter for the two most recent fiscal years  and any subsequent period:

Toronto Stock Exchange (Cdn$)

	High	Low
2009
Q4 (through December 17, 2009)	$0.65	$0.30
Q3	$0.57	$0.24
Q2	$0.50	$0.23
Q1	$0.76	$0.23
2008
Q4(1)	$0.84	$0.33
Q3	$1.97	$0.61
Q2	$2.17	$1.37
Q1	$1.81	$1.20
2007
Q4	$2.35	$1.30
Q3	$2.76	$1.02
Q2	$3.28	$2.18
Q1	$3.07	$2.13

(1) Common shares listed on Toronto Stock Exchange on November 20, 2008.

NYSE Amex ($)

	High	Low
2009
Q4 (through December 17, 2009)	$0.64	$0.2761
Q3	$0.525	$0.21
Q2	$0.45	$0.184
Q1	$0.67	$0.12
2008
Q4	$0.80	$0.25
Q3	$2.00	$0.60
Q2	$2.17	$1.33
Q1	$1.95	$0.93

2007
Q4	$2.36	$1.31
Q3	$2.95	$1.29
Q2(1)	$2.65	$2.04

(1) Shares listed for trading on NYSE Amex on May 7, 2007

The following table contains the high and low market prices for our common shares on the Toronto Stock Exchange and the NYSE Amex for each of the most recent six months:

TSX (Cdn$)

	High	Low
November, 2009	$0.52	$0.39
October, 2009	$0.65	$0.46
September, 2009	$0.57	$0.34
August, 2009	$0.43	$0.24
July, 2009	$0.38	$0.24
June, 2009	$0.40	$0.33

NYSE Amex ($)

	High	Low
November, 2009	$0.4887	$0.37
October, 2009	$0.64	$0.40
September, 2009	$0.525	$0.30
August, 2009	$0.37	$0.21
July, 2009	$0.31	$0.22
June, 2009	$0.45	$0.28

On December 17, 2009, the closing price of our common shares on the TSX was Cdn$0.30 per common share and on the NYSE Amex was $0.2811 per common share.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares of which, as of December 18, 2009, 85,002,555 are issued and outstanding.  Our common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law the holders of our common shares will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares that are present in person or represented by proxy. One holder of our common shares issued, outstanding and entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at any meeting of our shareholders.

The holders of our common shares will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up of our company, holders of common shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities.  No common shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds attaching to our common shares.

In the event of any merger or consolidation with or into another company in connection with which our common shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of our common shares will be entitled to receive the same kind and amount of shares and other securities and property (including cash).

There are no indentures or agreements limiting the payment of dividends on our common shares and there are no special liquidation rights or subscription rights attaching to our common shares.

Alteration of Share Structure

We may alter our authorized share structure by directors’ resolution or ordinary resolution of our shareholders, in each case determined by the directors, to:

(a)	create one or more classes or series of shares or, if none of the shares of a series of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)
increase, reduce or eliminate the maximum number of shares that we are authorized to issue out of any class or series of shares or establish a maximum number of shares that we are authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide all or any of our unissued, or fully paid issued, shares;

(d)	if the company is authorized to issue shares of a class or shares with par value;

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

by ordinary resolution of its shareholders otherwise alter its share or authorized share structure.

Cash Dividends

As of the date of this prospectus supplement, we have not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

DESCRIPTION OF WARRANTS

Each whole warrant will entitle the holder to purchase one common share, subject to adjustment and early termination, at any time from June 22, 2010 until December 21, 2014 at an exercise price of $0.40 per common share.  The warrants will be freely transferable, subject to Canadian securities laws and the terms and conditions of the form of warrant.

In the event that (i) our common shares trade on a Trading Market (as defined in the subscription agreement to which this term sheet is attached) in the United States at a volume weighted average price of greater than $1.00 per common share for a period of 20 consecutive trading days at any time after the closing of this offering, (ii) the average daily volume for such 20-day period exceeds $100,000 per trading day and (iii) the holder is not in possession of material non-public information provided to the holder by us, we may exercise a call right for cancellation of all or any of the warrants by giving notice pursuant to the terms of the warrants to the holders thereof and in such case any warrant not exercised within 30 trading days after such notice shall be terminated.

Holders of the warrants may exercise their warrants to purchase common shares on or before the expiration date by delivering a notice of exercise form, appropriately completed and duly signed and payment in cash of the exercise price for the number of common shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full common shares.

The common shares issuable on exercise of the warrants will be, when issued in accordance with the terms of the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least the number of common shares issuable upon exercise of all outstanding warrants.

If we effect certain stock-based distributions or changes in our capital structure, such as a stock split or consolidation or stock dividend to all shareholders, then we will adjust the exercise price and/or number of shares purchasable under the warrants as required in the warrant certificate to preserve the rights of the warrant holders. If we effect a merger or consolidation or other reorganization in which our common shares are reclassified or in which we are not the surviving corporation, the warrants will become exercisable for the securities which the holder would have received if the holder had exercised the warrants in full immediately prior to the reorganization event.

The number of common shares that may be acquired by a holder upon any exercise of a warrant shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of common shares then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common shares would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding common shares (including for such purpose the shares of common shares issuable upon such exercise). A holder may increase or decrease this limitation by written notice to us, but any such increase or decrease may not be effective until the 61st day after notice is delivered to us and shall in no event increase the limitation to exceed 9.999%.

No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of the warrant.

Subject to compliance with Canadian securities laws a warrant may be transferred by a holder in whole or in part without our consent by the holder executing an assignment in the form attached to the warrant and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

If there is not an effective registration statement filed with the Securities and Exchange Commission registering the common shares issuable upon exercise of the warrants at the time the warrants are exercised, the warrants may be exercised on a cashless basis, pursuant to the terms of the warrants.

The warrants will not be listed on any securities exchange or automated quotation system, and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

This is a brief description of the material features of the warrants, not a complete a statement of all the terms. We have filed the form of warrant as part of our “free-writing prospectus” with the Securities and Exchange Commission on December 17, 2009, in connection with this offering.  See “Where You Can Find More Information” on page S-26.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.5. of Form F-3, we are permitted to utilize the registration statement of which this prospectus supplement and the accompanying base prospectus form a part to sell a maximum amount of securities equal to one-third of the aggregate market value of our outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period. We may, from time to time, offer the securities registered hereby up to this maximum amount.

We are offering the units through a placement agent.  Subject to the terms and conditions of a placement agency agreement, dated December 3, 2009, Rodman & Renshaw, LLC has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any of the units offered by this prospectus supplement or the accompanying base prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, but it has agreed to use best efforts to arrange for the sale of all of the units offered.

We will enter into a securities purchase agreement directly with investors in connection with this offering, and we will only sell to investors who have entered into securities purchase agreement.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities in this offering, informing investors of the closing date as to such units. We currently anticipate that closing of the sale of the units we are offering will take place on or about December 22, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their units purchased.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the units we sell;

•	we will deliver to each of the investors, through the Deposit Withdrawal Agent Commission system, the common shares being purchased;

•	we will deliver a copy to each investor of the warrants being purchased and will arrange for delivery of the original warrants within 3 business days of the closing date; and

•	Rodman & Renshaw, LLC will receive the placement agent’s fee and placement agent’s warrants in accordance with the terms of the placement agency agreement.

Pursuant to the placement agency agreement, we have agreed to pay the placement agent an aggregate fee equal to 6% of the aggregate gross proceeds raised in connection with the offering. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby and excluding proceeds that we may receive upon exercise of the warrants.

Per unit placement agent fee	$0.018
Total placement agent fees	$193,799.97

In addition, we agreed to issue compensation warrants to the placement agent to purchase that number of common shares equal to 6% of the aggregate number of units sold in the offering, which will allow them to purchase an aggregate of up to 645,999 common shares. The placement agent warrants will be substantially on the same terms as the warrants offered hereby, except that the placement agent warrants will have an exercise price equal to $0.46 (which is 125% of 5-day volume weight average trading price on the date of this offering, but not less than 125% of the public offering price), will expire on November 3, 2012 (five years from the effective date of our shelf registration statement or commencment of sales) and will otherwise comply with Rule 5110 of the Financial Institutions Regulatory Authority ("FINRA") in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;
•
to any NASD member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by the placement agent or related person do not exceed 1% of the securities being offered;
•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to reimburse the placement agent’s out-of-pocket accountable expenses actually incurred by the placement agent or persons associated with the placement agent (with supporting invoices/receipts) up to a maximum of 0.8% of the aggregate gross proceeds raised in the placement, but in no event more than $30,000.

We estimate that our share of the total expenses of the offering, excluding the placement agent’s fees, will be approximately $165,000, which includes approximately $26,400 in reimbursable expenses paid to the placement agent.

We will not provide any member of FINRA, or any independent broker-dealer with placement agent compensation in excess of 8% of the initial gross proceeds from the placement or sale by such FINRA member or independent broker-dealer of any securities being offered hereby.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

 The placement agency agreement provides that the placement agent’s obligation to place the units depends on the satisfaction of the conditions contained in the placement agency agreement including, but not limited to:

•	the representations and warranties made by us to the placement agent are true;

•	there is no adverse material change in our business; and

•	we deliver customary closing documents to the placement agent.

It is anticipated that we will arrange for an instant deposit of the common shares to or for the account of the placement agent through the book-entry facilities of DTC on the closing date of this offering. No certificate evidencing the common shares will be issued to purchasers, except in limited circumstances, and registration will be made in the depositary services of DTC. Purchasers will receive only a customer confirmation from the placement agent or other registered dealer who is a DTC participant and from or through whom a beneficial interest in the common shares is purchased. The warrants will be delivered in registered, certificated form.

The placement agency agreement will be included as an exhibit to our Report on Form 6-K that will be furnished to the Securities and Exchange Commission in connection with the closing of this offering. We have filed the form of securities purchase agreement as part of our “free-writing prospectus” with the Securities and Exchange Commission on December 17, 2009, in connection with this offering. See “Where You Can Find More Information” on page S-26.

Canadian Distribution Restrictions

There are restrictions under Canadian securities laws on investors' ability to resell the common shares and common shares issuable upon exercise of the warrants over the facilities of the Toronto Stock Exchange, or otherwise resell the common shares and common shares issuable upon exercise of the warrants in Canada or to or for the benefit of a resident of Canada.  Unless permitted under Canadian securities laws, the common shares and common shares issuable upon exercise of the warrants may not be traded over the facilities of the Toronto Stock Exchange, or in Canada or to or for the benefit of a resident of Canada, before the date that is four (4) months and a day after the closing date of the offering. Any physical certificate representing the common shares and, if they are issued before the date which four months and a day after closing, the common shares issuable upon the exercise of the warrants, will bear the following legend:

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE SUCH SECURITIES BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE] ON THE TORONTO STOCK EXCHANGE OR IN CANADA OR TO OR FOR THE BENEFIT OF A RESIDENT OF CANADA.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TORONTO STOCK EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE CANADIAN SECURITIES LAWS, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE OR IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT DATE WHICH IS FOUR MONTHS AFTER CLOSING]. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES.”

Any physical certificate representing the warrants will bear the following legend:

“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE SUCH SECURITIES BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE] IN CANADA OR TO OR FOR THE BENEFIT OF A RESIDENT OF CANADA.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of units acquired pursuant to this prospectus supplement, the acquisition, ownership, and disposition of common shares acquired as part of the units (which we refer to in this section as the “unit shares”), the exercise, disposition, and lapse of warrants acquired as part of the units, and the acquisition, ownership, and disposition of common shares received on exercise of the warrants (which we refer to in this section as the “warrant shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of units pursuant to this prospectus supplement.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership, and disposition of units, unit shares, warrants, and warrant shares.

No ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) or legal opinion has been requested, or will be obtained, regarding the US. federal income tax considerations applicable to U.S. Holders as discussed in this summary.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW).  THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS PROSPECTUS SUPPLEMENT.  EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations (whether final, temporary, or proposed), U.S. court decisions, published IRS rulings, published administrative positions of the IRS, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of units, unit shares, warrants, or warrant shares acquired pursuant to this prospectus supplement that is (a) an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of units, unit shares, warrants, or warrant shares that is neither a U.S. Holder nor a partnership.  This summary does not address any U.S. federal income tax considerations applicable to Non-U.S. Holders.  Accordingly, a Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) relating to the acquisition, ownership, and disposition of units, unit shares, warrants, and warrant shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own units, unit shares, warrants or warrant shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) U.S. Holders that acquired units, unit shares, warrants or warrant shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold units, unit shares, warrants or warrant shares other than as a capital asset within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly, or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company.  The summary below also does not address the impact of this offering on U.S. persons who are U.S. expatriates or former long-term residents of the U.S. subject to Section 877 of the Code.  U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as partnership (or “pass-through” entity) for U.S. federal income tax purposes holds units, unit shares, warrants or warrant shares, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners).  Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of units, unit shares, warrants, and warrant shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of units, unit shares, warrants, and warrant shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of units, unit shares, warrants, and warrant shares.

U.S. Federal Income Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a unit will be treated as the acquisition of an “investment unit” consisting of two components:  a component consisting of one unit share and a component consisting of three-quarters of one warrant.  The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder.  This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the unit share and three-quarters of one warrant that comprise each unit.

For this purpose, the Company will allocate $0.23 of the purchase price for the unit to the unit share and $0.07 of the purchase price for each unit to the three-quarters of one of one warrant.  However, the IRS will not be bound by the Company’s allocation of the purchase price for the units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the units.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share).  A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant.  Subject to the “passive foreign investment company” (or “PFIC”, as defined below) rules discussed below, a U.S. Holder’s holding period for the warrant share received on the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. Holder..

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of.  As noted below under “Disposition of unit shares and warrant shares”, such gain or loss will generally be treated as “U.S. source” for purposes of the U.S. foreign tax credit calculations.  Subject to the PFIC rules discussed below, any such gain or loss generally will be a capital gain or loss (provided that the warrant share to be issued on the exercise of such warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. Holder), which will be long-term capital gain or loss if the warrant is held for more than one year

Expiration of Warrants Without Exercise

Subject to the PFIC rules discussed below, upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant.  Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year.  Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company).  (See more detailed discussion of the rules applicable to distributions made by the Company at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Unit Shares and Warrant Shares – Distributions on Unit Shares and Warrant Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Unit Shares and Warrant Shares

Distributions on Unit Shares and Warrant Shares

Subject to PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a unit share or warrant share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the unit shares or warrant shares and thereafter as gain from the sale or exchange of such unit shares or warrant shares.  (See “ Sale or Other Taxable Disposition of unit shares and/or Warrant Shares” below).  However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the unit shares or warrant share will constitute ordinary dividend income.  Dividends received on unit shares or warrant shares generally will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2011, a dividend paid to a U.S. Holder who is an individual, estate or trust by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” as defined under Section 1(h)(11) of the Code (which we refer to as “QFC”) and certain holding period requirements for the unit shares or warrant shares are met.  The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the unit shares or warrant shares are readily tradable on an established securities market in the U.S.  However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year.  (See the section below under the heading “Passive Foreign Investment Company Rules”).

If the Company does not constitute a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Unit Shares and/or Warrant Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of unit shares or warrant shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received and (ii) such U.S. Holder’s tax basis in such unit shares or warrant shares sold or otherwise disposed of.  Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source.”  (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the unit shares and warrant shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.   This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income.”  Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of unit shares or warrant shares, or on the sale, exchange or other taxable disposition of the Company’s unit shares, warrants or warrant shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Passive Foreign Investment Company Rules

If the Company were to constitute a PFIC (as defined below) for any year during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of units, common shares, warrants, and warrant shares.

The Company generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Company is not publicly traded and either is a “controlled foreign corporation” or makes an election).  “Gross income” generally means all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (which we refer to as a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

The Company does not believe that it was a PFIC for the taxable year ended December 31, 2008, and based on current business plans and financial expectations, the Company does not expect to be a PFIC for the current taxable year and for the taxable year ending December 31, 2010.  The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether the Company will be a PFIC for its current taxable year depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus supplement. Consequently, there can be no assurance regarding the Company’s PFIC status for any taxable year during which U.S. Holders hold common shares, and there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status.

Under the default PFIC rules, a U.S. Holder would be required to treat any gain recognized upon a sale or disposition of our common shares as ordinary (rather than capital), and any resulting U.S. federal income tax may be increased by an interest charge which is not deductible by non-corporate U.S. Holders.  Rules similar to those applicable to dispositions will generally apply to distributions in respect of our common shares which exceed a certain threshold level.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” and the “Mark-to-Market Election”), such elections are available in limited circumstances and must be made in a timely manner.  Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the units or the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, the holding period for the warrants Shares will begin on the date a U.S. Holder acquires the units.  This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the warrant shares.  Thus, a U.S. Holder will have to account for warrant shares and unit shares under the PFIC rules and the applicable elections differently.  U.S. Holders are urged to consult their own tax advisers regarding the potential application of the PFIC rules to the ownership and disposition of units, common shares, warrants, and warrant shares, and the availability of certain U.S. tax elections under the PFIC rules.

U.S. Holders should be aware that, for each taxable year, if any, that the Company or any Subsidiary PFIC is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election under Section 1295 of the Code with respect of the Company or any Subsidiary PFIC.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit.  The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Persons must file information returns with respect to their investment in, or involvement in, a foreign corporation.  Penalties for failure to file certain of these information returns are substantial.  U.S. Persons who acquire units through this prospectus supplement and hold unit shares, warrants and warrant shares should consult with their own tax advisors regarding the requirements of filing information returns, and if applicable, any Mark-to-Market election or QEF election.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of the unit shares and warrant shares may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

LEGAL MATTERS

Certain legal matters relating to Canadian law, including the validity of the common shares and warrants comprising the units offered by the prospectus supplement, will be passed upon for us by DuMoulin Black LLP, Vancouver, Canada.  Certain legal matters relating to United States law will be passed upon for us by Dorsey & Whitney LLP, Vancouver, Canada and Denver, Colorado.  Certain United States legal matters will be passed upon for the placement agent by Weinstein Smith LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, have been incorporated by reference herein in reliance upon the report of Dale Matheson Carr-Hilton Labonte LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

Information relating to the Company’s oil and gas properties in this prospectus supplement and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Gustavson Associates, LLC and GLJ Petroleum Consultants and this information has been included in reliance on such persons’ and company’s expertise.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with the Securities and Exchange Commission.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus supplement.  Information we file with the Securities and Exchange Commission after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement.

We incorporate by reference the documents listed below and future filings we make with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding, unless otherwise provided therein or herein, information furnished pursuant any Report on Form 6-K) after the date of this prospectus supplement until the termination of the offering under this prospectus supplement.

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as filed on June 30, 2009, excluding Item 17;

(b)	Amendment No. 1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, as filed on October 23, 2009;

(c)	Our Report on Form 6-K as furnished on October 23, 2009, which includes our unaudited consolidated financial statements as at and for the three and six month periods ended June 30, 2009;

(d)	Our Report on Form 6-K as furnished on November 16, 2009, which includes our unaudited consolidated financial statements as at and for the three and six month periods ended September 30, 2009; and

(d)
The description of our securities contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 22, 2007, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to any person, upon written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference into those documents.  You should direct any requests for documents to:

Suite # 598 – 999 Canada Place,
Vancouver, BC V6C 3E1
Canada
Telephone: (604) 638-5050
Facsimile: (604) 638-5051
Email: rhodgkinson@dejour.com or mwong@dejour.com

The information relating to us contained in this prospectus supplement and the accompanying base prospectus is not comprehensive and should be read together with the information contained in the documents incorporated by reference.  Descriptions contained in the documents incorporated by reference as to the contents of any contract or other document may not be complete.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission under the Securities Act of 1933 in connection with this offering. This prospectus supplement and the accompanying base prospectus are part of the registration statement. This prospectus supplement and the accompanying base prospectus do not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission. Each statement made in this prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The information on the Securities and Exchange Commission’s website is not part of this prospectus supplement or the accompanying base prospectus, and any references to the Securities and Exchange Commission’s website or any other website are inactive textual references only.

We file annual and other reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

EXPENSES OF THE OFFERING

The following table sets forth the various expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee, NYSE Amex listing fee and FINRA filing fee.

Securities and Exchange Commission registration fee	$1,395
Printing expenses	500
Legal fees and expenses	75,00
NYSE Amex listing fees	45,000
FINRA filing fee	3,000
Accounting fees and expenses	5,000
Transfer agent fees	5,000
Miscellaneous expenses	30,105

Total	$165,000

DEJOUR ENTERPRISES LTD.
$25,000,000 Common Shares Warrants Units

Dejour Enterprises Ltd. may offer and sell, from time to time, up to $25,000,000 aggregate initial offering price of our common shares, no par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”) or any combination of Common Shares or Warrants (which we refer to as “Units”) (collectively, the Common Shares, Warrants and Units are referred to as the “Securities”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”).

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as a “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with any additional information which is incorporated by reference herein or therein.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our common shares are traded on the Toronto Stock Exchange and on the NYSE Amex in both cases under the symbol “DEJ.”  On November 3, 2009, the last reported sale price of common shares on the Toronto Stock Exchange was Cdn$0.47 per common share and on the NYSE Amex was $0.437 per common share.  There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on November 3, 2009 was approximately $28 million. We have not issued any securities pursuant to Instruction I.B.5 of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in the Securities involves risks.  See “Risk Factors and Uncertainties” on page 7.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 3, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	7

DOCUMENTS INCORPORATED BY REFERNCE	12

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	14

DESCRIPTION OF COMMON SHARES	14

DESCRIPTION OF WARRANTS	15

DESCRIPTION OF UNITS	17

PLAN OF DISTRIBUTION	18

INTERESTS OF NAMED EXPERTS AND COUNSEL	19

EXPERTS	20

WHERE YOU CAN FIND MORE INFORMATION	20

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $25,000,000.  This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences in the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell the Securities and is not soliciting an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Dejour,” the “Company,” “we,” “us,” or “our” refers to Dejour Enterprises Ltd. and/or its wholly owned subsidiaries.

SUMMARY

The Company

Dejour Enterprises Ltd. was incorporated as “Dejour Mines Limited” on March 29, 1968 under the laws of the Province of Ontario. By articles of amendment dated October 30, 2001, the issued shares were consolidated on the basis of one (1) new for every fifteen (15) old shares and the name of the company was changed to Dejour Enterprises Ltd. On June 6, 2003, the shareholders approved a resolution to complete a one-for-three-share consolidation, which became effective on October 1, 2003. Dejour was continued in British Columbia under the Business Corporations Act (British Columbia) in 2005.

Our authorized capital consists of an unlimited number of common shares.  There are no indentures or agreements limiting the payment of dividends and there are no conversion rights, special liquidation rights, pre-emptive rights or subscription rights.

Our executive office is located at:

Suite # 598 – 999 Canada Place,
Vancouver, BC V6C 3E1
Canada
Telephone: (604) 638-5050
Facsimile: (604) 638-5051
Website: www.dejour.com
Email: rhodgkinson@dejour.com or mwong@dejour.com

The contact person is: Mr. Robert L. Hodgkinson, Chairman and Chief Executive Officer or Mr. Mathew H. Wong, Chief Financial Officer and Corporate Secretary.

Our fiscal year ends December 31st.

Our Business

Since the divestiture of our uranium exploration properties in December 2006, we are principally an exploration-stage company engaged in the acquisition, exploration and development of oil and gas properties. Our direct interest in uranium exploration properties were sold to Titan Uranium Inc. in 2006 for Titan common shares. We sold all of our Titan common shares between January and April 2009, but retain a 1% NSR on all the properties sold to Titan, and a 10% carried working interest in each lease through a completed bankable feasibility study, after which we may elect to participate in project development at a 10% interest or convert this interest to an additional 1% NSR.

Our current focus is on oil and gas properties located in the United States and Canada. We currently hold approximately 140,000 net acres of oil and gas leases in The Peace River Arch of northwestern British Columbia and northeastern Alberta, Canada, and the Piceance and Uinta Basins in the US Rocky Mountains.  At this time, our principal producing properties are located in Canada.

Our business objective is to grow our oil and gas production and generate sufficient cash flow to continue to expand company operations and enhance shareholder value.  This will be accomplished through a strategy of acquiring oil and gas assets in areas and projects that we believe have high potential and through prudent investment and management, increase the value of these assets.

As of the end of our most recent fiscal year ended December 31, 2008, we had proven reserves and production of oil and gas in British Columbia and Alberta, Canada. Reserves attributable to us located in the State of Colorado as of December 31, 2007 were exchanged for additional exploration acreage.

In 2009 the company’s focus was the restructuring of current assets and operations to reduce debt and lower operating costs.  This was accomplished through non core asset dispositions and reduction of operating and overhead costs.  In the second quarter of 2009 we completed the sale of a 13% of our working interest in our Drake/Woodrush project and the sale of our entire interest in the Carson Creek area for a total sale price of Cdn$4,440,000.  Subsequent to June 30, 2009, we disposed of an additional 7% working interest in our Drake/Woodrush project for proceeds of Cdn$1,260,000.  At the same time, we also restructured and extended short-term notes equal to Cdn$3,420,000 and converted another Cdn$2,776,000 of short-term debt to equity in the Company.  As a result, we reduced our outstanding liabilities (excluding asset retirement obligations and future income tax liabilities) from Cdn$16.38 million as of March 31, 2009 to approximately Cdn$6.5 million as of this date.  Asset and debt restructuring, combined with operating cost reductions of approximately Cdn$2,000,000 per year have positioned Dejour to undertake the further development of its core properties in the current commodity price environment.

Our resource property interests are described below:

United States Oil and Gas Properties

1. Colorado/Utah Oil and Gas Project

In July 2006, we successfully concluded the purchase of a 25% working interests in 267 oil and gas leases covering 254,068 net acres (397 sections of land) in the Piceance and Uinta Basins of Western Colorado and Eastern Utah for a total cost of Cdn$ 25,152,510 in cash, stock, note and debentures.
 Subsequently, we acquired an interest in an additional 21,866 net acres that are contained within an Area of Mutual Interest as defined in the purchase agreement.

In June 2008, we entered into a Purchase and Sale Agreement with Retamco Operating, a partner in the Colorado/Utah project. Under the Agreement, we exchanged our 25% Working Interest in certain leases of approximately 3,500 acres at North Barcus Creek and two wells and US$4,000,000 for an additional 64,000 net acres.

In November 2008, we signed a joint-venture agreement with Laramie Energy II LLC (which we refer to as “Laramie”) covering 22,000 gross acres (15,700 net to Dejour) in the Rangely Project. Under the terms of the Agreement, Laramie will begin a continuous drilling program on the leases in the second half of 2009 and will have the right to earn and purchase at a predetermined priceup to 55% of the acreage covered under the agreement by completing at least four commercially productive wells over the next three to four years.

During Fiscal 2008, certain leases expired. As of December 31, 2008, we had approximately 128,000 net acres in the Colorado/Utah Project.

The total current area of projects in which we have an interest is 272,777 acres net to the Joint-Venture (approximately 128,000 acres net to Dejour) in 397 sections of land.  Our interest  in the individual leases ranges from 25% to 72%, subject to an 80%-87.% Net Revenue Interest (which we refer to as “NRI”) except for 1 lease, in a total of 296 leases, We are the operator of approximately 125,000 acres gross (72% WI Dejour and 28% WI for Brownstone). The other acreage includes approximately 150,000 acres gross (65% WI Retamco, 25% WI Dejour, and 10% WI Brownstone) with Retamco as the Operator, and approximately 14,000 acres gross (25% WI Dejour, 10% WI Brownstone, and 65% WI Fidelity) with Fidelity as the Operator.

2. Tinsley Prospect

As of March 31, 2008, we hold a 35% working interest in 8,349 gross and 7,057 net acres. The Mississippi based operator is seeking an investor for the project with the objective of drilling additional wells in 2010.

Canadian Oil and Gas Properties

Our wholly-owned subsidiary, Dejour Energy (Alberta) Ltd., currently has interests in oil and gas properties in the Peace River Arch located in northeastern British Columbia and northwestern Alberta.

Since commencing exploration on its Peace River Arch properties, we have drilled or participated in drilling 16 wells on 9 different project areas. 7 wells (5 gas, 1 oil and 1 gas and oil) have commenced production. Tie-in of 2 additional wells has been suspended due to low commodity prices.

During fiscal 2008, we acquired 6,352 gross and net acres of lands in the Montney natural gas area in Northeastern British Columbia.  The acreage is adjacent to existing pipeline infrastructure, and was acquired via government oil and gas auction. As at December 31, 2008, DEAL had an average interest of 54% in approximately 39,283 gross acres in the Peace River Arch.

Subsequent to the year-end, we disposed of some of its interests in our Canadian oil and gas properties in exchange for cash proceeds, as described below.

Our Canadian oil and gas property interests are described below:

1. Drake/Woodrush

In 2007, we purchased 2,108 acres of land in the Drake area of northeast British Columbia. In the second quarter of 2007, we drilled two gas wells, which were tied in and producing.

Working interest in lands earned last winter has been increased from 60% to 92% on 700 of the 1,400 acres earned. Interest in the remaining 700 acres remains at 100% before payout and 60% after payout. Final locations for the 2007/8 winter drilling were chosen based on interpretation of 3D seismic data purchased over all our working interest land in the area.

We drilled four wells during the 2007/2008 winter season. Two of the wells were drilled on lands earned previously. The other two wells were drilled to evaluate the deeper Halfway formation as well as the proven Notikewin sands on land purchased at crown sale in which we have a 100% WI.  The deeper wells encountered significant quantities of sour gas and oil, which required the purchase and installation of additional equipment, facilities, and pipeline. These four wells were drilled and completed for production in Q1 2008.

We have budgeted approximately $1,500,000 for drilling and development at Drake/Woodrush in fiscal 2009. British Columbia has granted producers in the Northeastern portion of the Province a royalty-free production holiday, and we intend to focus our current work on the Woodrush oil pool to take advantage of the lowered royalty rates and the higher oil commodity prices. Scheduled work includes high resolution 3D seismic, and drilling of onenew well during the fourth quarter and up to two additional wells in the first quarter of 2010.. The capacity of the infrastructure placed on the project has been designed for this additional development.

Subsequent to the 2008 year-end, we have sold 20% interest in Woodrush/Drake to unrelated third parties for approximately $3,600,000 cash. Funds from the sale of the interest were used primarily to reduce our outstanding bank line of credit.

2. Saddle Hills

In the Saddle Hills area of Alberta, we participated in drilling a well in the first quarter of 2007 on a five section block of land at 30% working interest to earn 30% subject to 10% non-convertible royalty. The first well tested over 1.5 MMcf/d in total from two zones. The operator drilled one additional location on the property in Q1 2008 which has also been completed and tested over 1.5 mmcf/day total from two zones.. The operator has not tied in either of the two wells for production. DEAL completed a seismic program on behalf of the joint venture to aid in future development plans.

3. Manning

In the Manning area of British Columbia, we participated at 40% working interest in a farm-in on seven sections of land. A test well commenced drilling in December 2007 and was completed in early 2008, and tested at rates of over 1.5 MMcf/d with water. This operator has not tied in the well for production, but it has earned us an interest in all seven sections subject to non-convertible royalty.

4. Carson Creek

At Carson Creek, Alberta, land was purchased privately by DEAL and a test well commenced drilling in late 2007. The well was completed in early 2008 and tested at approximately 3.0 MMcf/d with 100 bbls natural gas liquids per MMcf gas.

Subsequent to the year-end, in June 2009, we completed the sale of our 100% working interest in Carson Creek to an unrelated third party for $2,100,000.

5. Buick Creek (Montney)

In 2008, DEAL acquired 6,352 acres net and gross in the emerging Montney natural gas resource play in Northeastern British Columbia. The acreage was acquired at a Provincial Government drilling right auction. These lands are adjacent to necessary pipeline infrastructure. In early 2009, we also acquired an existing wellbore which we intend to use for re-entry and testing of the play.

Our landholdings as of October 23, 2009 were as follows:

	Undeveloped		Developed		Total
	Gross	Net	Gross	Net	Gross	Net

Colorado/Utah, US	272,777	128,000	Nil	Nil	272,777	128,000

Tinsley, US	7,057	2,470	Nil	Nil	7,057	2,470

Canada	28,730	14,748	10,553	6,465	39,283	21,213

Recent Developments

On October 22, 2009, we completed the second tranche of a private placement of "flow-through" common shares.  In connection with this transaction, we sold 375,000 flow-through shares at a price of Cdn.$0.60 per share, for gross proceeds of Cdn$225,000. Total gross proceeds in combination with the first tranche, in connection with which we sold 1,333,333 flow-through shares on October 14, 2009, is Cdn$1,601,000. We have paid a total finders fee of Cdn$83,980 in cash in connection with the private placement.  All offers and sales of flow-through shares in the private placement have been made in Canada.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrant or Units with a total value of up to $25,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities we may offer.  Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities including, to the extent applicable:

•	aggregate offering price;
•	voting or other rights; and
•	important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time.  We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants.  In this Prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.”   We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants.  Specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.”  We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered.  We may evidence each series of units by unit certificates that we will issue under a separate unit agreement with a unit agent.  We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

An investment in a mine service and an exploration stage mining company with a short history of operations such as ours involves an unusually high amount of risk, both unknown and known, present and potential, including, but not limited to the risks enumerated below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Pertaining to the Company:

Cumulative Unsuccessful Exploration Efforts By Our Personnel Could Result In Our Having to Cease Operation.

The expenditures to be made by us in the exploration of our properties as described herein may not result in discoveries of oil and natural gas in commercial quantities.  Many exploration projects do not result in the discovery of commercially recoverable oil and gas deposits and this occurrence could ultimately result in our having to cease operations.

We Have a Working Capital Deficit, Minimal Positive Cash Flow and No Recent History of Significant Earnings and Are Dependent Upon Public and Private Distributions of Equity to Obtain Capital in Order to Sustain Operations. Public Distributions of Capital Result in Dilution to Existing Shareholders.

As of September 30, 2009, we had a working capital deficit of approximately ($2,400,000). One of our oil and gas projects has advanced to the commercial production stage, but current cash flow is insufficient to meet our cash requirements. We do not know if it will ever achieve self-sustaining commercial oil and gas operations. Historically, the only source of funds available to us has been through the sale of its common shares, debt and bank borrowings, and the sale of assets. Any future additional equity financing would cause dilution to current stockholders.

We May Require Additional Capital in Order to Repay Amounts Due.

As of December 31, 2008, we had a Promissory Note with Brownstone, our U.S. working interest partner, with a balance of Cdn$4,604,040 (US$3,780,000) due on the earlier of completing an equity or debt financing, or July 1, 2009.  We also borrowed Cdn$1,950,000 under a Promissory Note issued by, and borrowed a further Cdn$600,000 from, a company controlled by our CEO (“HEC”).  These amounts are secured by our assets.

As of September 30, 2009, we had reached agreements with the lenders to restructure the debt amounts through the issuance of common stock and warrants and the issuance of new debt instruments due in November 1, 2010.  As of September 30, 2009, the outstanding balances on loans from Brownstone and HEC totaled Cdn$3,420,000.  We may need to raise additional capital to meet the new due dates of November 1, 2010.  If we are unable to repay these amounts, the lenders could foreclose upon our assets, which could ultimately result in us having to curtail or cease operations.

We have a current bank loan due and subject to renewal on December 15, 2009.

Our subsidiary, Dejour Energy (Alberta) Ltd. (“DEAL”), has secured a revolving operating loan facility with a Canadian Bank for up to Cdn$1,780,000.  The facility is secured by DEAL’s oil and gas assets in Canada. Subsequent to September 30, 2009, the terms of the Canadian bank line of credit of Cdn$1,780,000 were extended to December 15, 2009, and the adjusted working capital ratio requirement was waived for the three-month period ending September 30, 2009.  If we are unable to renew the facility with our existing bank or refinance this facility with another bank, we may be required to repay the entire amount borrowed under the facility, or, if unable to repay, may lose certain of our Canadian assets.

We Are Dependent on Key Personnel and the Absence of Any of These Individuals Could Result in Us Having to Cease Operation.

While engaged in the business of exploring mineral properties, the nature of our business, our ability to continue our exploration of potential exploration projects, and to develop a competitive edge in the marketplace, depends, in large part, on our ability to attract and maintain qualified key management personnel.  Competition for such personnel is intense and we may not be able to attract and retain such personnel.  Our growth will depend, on the efforts of our Senior Management, particularly its CEO, Robert Hodgkinson, our President of Dejour (USA), Harrison Blacker, our President of DEAL, Charles Dove, and Corporate Secretary and Chief Financial Officer Mr. Mathew Wong.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

As a "Foreign Private Issuer”, We Are Exempt from the Section 14 Proxy Rules and Section 16 of the 1934 Securities Act May Result in Shareholders Having Less Complete and Timely Data.

The submission of proxy and annual meeting of shareholder information (prepared to Canadian standards) on Form 6-K may result in shareholders having less complete and timely data.  As a foreign Private Issuer, our officers, directors and principal shareholders are exempt from Exchange Act Section 16’s short-swing insider disclosure and profit recovery provisions. The exemption from Section 16 rules regarding sales of common shares by insiders may result in shareholders having less data.

It may be difficult to enforce judgments or bring actions outside the United States against Us and certain of our directors and officers.

We are a Canadian corporation and certain of our directors and officers are neither citizens nor residents of the United States.  A substantial part of our assets and of several of these persons is located outside the United States.  As a result, it may be difficult or impossible for an investor:

•
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against us and these persons; or

•	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against us and these persons.

General economic conditions

The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability.  Specifically:

•	the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;
•	the volatility of oil and gas prices may impact our revenues, profits and cash flow;
•	volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and
•	the devaluation and volatility of global stock markets impacts the valuation of our equity securities.

These factors could have a material adverse effect on our financial condition and results of operations.

Risks Pertaining to the Industry

Oil and Gas Exploration Has a High Degree of Risk and Our Exploration Efforts May Be Unsuccessful, Which Would Have a Negative Effect on Our Operations.

There is no certainty that the expenditures to be made by us in the exploration of its current projects, or any additional project interests we may acquire, as described herein, will result in discoveries of recoverable oil and gas in commercial quantities.  An exploration project may not result in the discovery of commercially recoverable reserves and the level of recovery of hydrocarbons from a property may not be a commercially recoverable (or viable) reserve which can be legally and economically exploited. If exploration is unsuccessful and no commercially recoverable reserves are defined, management would be required to evaluate and acquire additional projects which would require additional capital, or we would have to cease operations altogether.

Hydrocarbon Exploration and Production Has Substantial Operating and Drilling Hazards Which Could Result in Failure of Our Projects or Substantial Liabilities Which May Not Be Covered by Insurance.

Oil and natural gas exploration and production operations are subject to all the risks and hazards typically associated with such operations. Hazards include well fires, explosions, blowouts, and oil spills, each of which could result in substantial damage to oil and natural gas wells, producing facilities, other property and the environment or in personal injury. Although the operator of each property in which we have an interest typically maintains liability insurance in an amount which they consider adequate, the nature of these risks is such that liabilities could exceed policy limits, in which event we, as an owner of an interest in these wells or as the operator, could incur significant costs that could have a materially adverse effect upon its financial condition. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations. Any unforeseen hazard could result in the failure of our operations on that project, which would have a negative effect on our financial condition or cause us to cease operations altogether.

The Oil and Gas Industry is Highly Competitive, and if We Are Unsuccessful in Competing With Other Oil and Gas Companies, It Would Negatively Affect Our Ability to Operate.

The oil and gas industry is highly competitive, including the acquisition of property interests, equipment, skilled personnel, and product marketing. We are required to directly compete with a substantial number of other oil and gas companies. Many of these other companies, both public and private, have significantly greater financial and personnel resources than us. Such competitors could outbid us for such projects, equipment or personnel, or produce oil and gas at lower costs which would have a negative effect on our operations and financial condition, including forcing us to cease operations altogether.

Commodity Prices May Not Support Corporate Profit.

The petroleum industry in general is intensely competitive and there is no assurance that, even if commercial quantities of oil or gas are discovered and developed, a profitable market will exist for the sale of same.  Factors beyond our control may affect the marketability of any substances discovered.  The price of natural resources are volatile over short periods of time, and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved recovery techniques. If we are unable to economically produce oil and gas from its projects, it would have a negative effect on our financial condition, or require us to cease operations altogether.

Oil and Gas Reserve Information is Estimated and May Not Be Economic to Produce.

Our oil and gas reserves have been independently evaluated in accordance with applicable securities laws by independent professional consultants. These evaluations are based, in part, on a number of assumptions and variable factors such as historical and initial production rates, production decline rates, ultimate recovery of reserves, amount and timing of capital expenditures, marketability of oil and gas production, royalty rates, operating costs, and taxes and government levies. These assumptions were based on forecasts in effect and use at the time of the preparation of the report and may be subject to change or factors outside of our control. Actual production, cash flows, and recovery rates from these reserve estimates will vary, and such variations could have a material effect on our operations and financial condition.

We Must Successfully Replace Our Oil and Natural Gas Reserves.

Our future oil and natural gas reserves, production and cash flows to be derived therefrom are highly dependent on our success in exploring the current reserve base and acquiring or discovering new reserves. Without the successful addition of new reserves, any existing reserves we may have at any particular time and the production therefrom will decline over time as such existing reserves are exploited. A future increase in our reserves will depend not only on our ability to develop any properties it may have from time to time, but also on our ability to select and acquire suitable prospects or producing properties. If we are unsuccessful in discovering and successfully exploiting additional reserves, it will have a negative effect on our operations and financial condition.

Our Operations Are Subject to Substantial Environmental Regulations Which Could Have a Negative Effect on Our Operations and Financial Condition.

Our current and anticipated future operations require permits from various federal, provincial and local governmental authorities and such operations are and will be governed by laws and regulations governing various elements of the petroleum industry.  Our exploration and production activities are subject to various laws governing land use, the protection of the environment, prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, and other matters. Such operations and exploration activities are also subject to substantial regulation under these laws by governmental agencies and may require that we obtain permits from various governmental agencies.

We believe it is in substantial compliance with all material laws and regulations which currently apply to our activities. All permits which we may require for future exploration may not be obtainable on reasonable terms or such laws and regulations, or new legislation or modifications to existing legislation, could have an adverse effect on any project that we might undertake.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Amendments to current laws, regulations and permits governing operations and activities of oil and gas companies, or more stringent implementation thereof, could have a material adverse impact on us, which may adversely effect our financial condition, or require us to cease operations altogether.

Our Title to Our Properties May Be Disputed By Third Parties Which Could Result in Our Losing Title to Our Properties.

We have only done a preliminary title survey of its exploration properties in accordance with industry standards. These procedures do not guarantee our title and therefore, in accordance with the laws of the jurisdictions in which these properties are situated, their existence and area could be in doubt. Unregistered agreements or transfers, or native land claims, may affect title.  If title is disputed, we will have to defend its ownership through the courts, which would likely be an expensive and protracted process and have a negative effect on our operations and financial condition. In the event of an adverse judgment, we would lose its property rights.

Canada is a Signatory to the Kyoto Protocol Which Could Negatively Change Future Operations By Restricting Our Activities or Increasing Operating Costs.

Canada is a signatory to the United Nation’s Framework Convention on Climate Change and has ratified the Kyoto Protocol to set legally binding targets to reduce nationwide emissions of “greenhouse gases”, including carbon dioxide, methane, and nitrous oxide. Oil and gas exploration and production and other petroleum operations and related activities emit some greenhouse gases, which may subject the Canadian oil and gas industry, including the Company, to legislation or other regulatory initiatives designed to regulate emissions of greenhouse gasses. The federal government of Canada has proposed a Climate Change Plan for Canada, which suggests further legislation will set greenhouse gases emission reduction requirements for various industrial activities, including oil and gas exploration and production. Future federal legislation as well as Provincial emission reduction requirements, may require the reduction of emissions produced by our operations and facilities. These new requirements and the additional costs required to comply could have a material effect on our operations and financial condition.

Risks Associated With Our Common Shares

Our stock price has been volatile and your investment in our common shares could suffer a decline in value.

Our common shares are traded on the Toronto Stock Exchange and the NYSE Amex.  The market price of our common shares may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States.

Dilution Through Employee/Director/Consultant/Agents Options Could Adversely Affect Dejour’s Stockholders.

Because our success is highly dependent upon its respective employees, we have granted to some or all of its key employees, directors and consultants options to purchase common shares as non-cash incentives.  To the extent that significant numbers of such options may be granted and exercised, the interests of our other stockholders may be diluted.  As of September 30, 2009, there were 4,490,364 share purchase options outstanding, of which 1,153,489 share purchase options are vested and exercisable. If all the vested options were exercised, it would result in an additional 1,153,489 common shares being issued and outstanding. (For a breakdown of dilution, refer to the risk factor entitled: “Dejour Has Minimal Positive Cash Flow and No Recent History of Significant Earnings and Is Dependent Upon Public and Private Distributions of Equity to Obtain Capital in Order to Sustain Operations. Public Distributions of Capital Result in Dilution to Existing Shareholders”)

Because we may not pay any dividends on our common shares, investors seeking short-term dividend income or liquidity should not purchase our shares.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. While our wholly owned drilling subsidiary provides revenues, we currently have no revenues and a history of losses from our exploration activity, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

DOCUMENTS INCORPORATED BY REFERNCE

The SEC allows us to “incorporate by reference” information it files with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this Prospectus.  Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant any Report on Form 6-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as filed on June 30, 2009, excluding Item 17;

(b)	Our Amended Annual Report on Form 20-F for the fiscal year ended December 31, 2009, as filed on October 23, 2009;

(b)	Our Report on Form 6-K as filed October 23, 2009, which includes the Registrant’s unaudited consolidated financial statements as at and for the three and six month periods ended June 30, 2009.;

(f)
The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 22, 2007, including any amendment or report filed for the purpose of updating such description; and

(g)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the Securities pursuant to this Prospectus.

We will furnish without charge to each person, including any beneficial owner to whom a prospectus is delivered, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein.  You should direct any requests for documents to:

Suite # 598 – 999 Canada Place,
Vancouver, BC V6C 3E1
Canada
Telephone: (604) 638-5050
Facsimile: (604) 638-5051
Website: www.dejour.com
Email: rhodgkinson@dejour.com or mwong@dejour.com

The information relating to us contained in this Prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.  Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in the our operations in future periods, planned exploration and, if warranted, development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our cumulative unsuccessful exploration efforts;

•	risks related to our working capital deficit, minimal positive cash flow and no recent history of earnings;

•	risks related to our ability to pay existing debt from operating revenue;

•	risks related to our dependence on key personnel;

•	risks related to the Sarbanes-Oxley Act of 2002;

•	risks related to our status as a foreign private issuer under US securities legislation;

•	risks related to enforcement of judgments against us outside the United States;

•	risks related to current market conditions;

•	risks related our oil and gas exploration efforts being unsuccessful;

•	risks related to hydrocarbon exploration operating and drilling hazards;

•	risks related to competition in the oil and gas industry

•	risks related to commodity prices

•	risks related to oil and gas reserve estimates

•	risks related to our ability to replace our oil and natural gas reserves

•	risks related to our operations being subject to environmental regulations

•	risks related to our title to properties

•	risks related to the Kyoto Protocol; and

•	risks related to our common shares.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors and Uncertainties” of this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Common Shares will be used by us for acquisitions, exploration and development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Common Shares pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

Common Shares

We are authorized to issue an unlimited number of common shares of which, as of November 3, 2009, 84,752,555 are issued and outstanding.  Our common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law the holders of our common shares will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares that are present in person or represented by proxy. One holder of shares of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at any meeting of our shareholders.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

There are no indentures or agreements limiting the payment of dividends and there are no special liquidation rights or subscription rights.

Alteration of Share Structure

We may alter our authorized share structure by directors’ resolution or ordinary resolution of its shareholders, in each case determined by the directors, to:

(a)	create one or more classes or series of shares or, if none of the shares of a series of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class or shares with par value;

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

by ordinary resolution of its shareholders otherwise alter its share or authorized share structure

Cash dividends

As of the date of this Prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which may consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares offered by any Prospectus Supplement, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture.  Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants.  We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then we will issue a new Warrant Certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

We may issue units comprising one or more of Common Shares and Warrants in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing Unit Agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as our agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit.  A single bank or trust company may act as Unit Agent for more than one series of Units.  A Unit Agent will have no duty or responsibility in case of any default by us under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

We, the Unit Agents, and any of our or their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

Previously Terminated Private Placement Offering

Pursuant to Rule 155 of the Securities Act, the Company terminated all offering activity in a private placement offering of its securities on October 15, 2009.  At the time of termination, the Company had not established the size of the offering or any terms for the proposed private placement of the securities and had only engaged in preliminary discussions with a select few accredited investors (as defined under Rule 501(a) of Regulation D under the Securities Act).  There were no offers to buy or indications of interest at the time of termination and the Company has informed the accredited investors with whom it met that any such offers to buy or indications of interest will be rejected.  No securities were sold in the private placement.  This Prospectus and any Prospectus Supplement supersedes any selling materials used in relation to the private placement offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Trust Company of Canada located at 510 Burrard Street, Vancouver, British Columbia Canada V5K 1A1.

LEGAL MATTERS

The law firm of DuMoulin Black LLP has acted as our counsel by providing an opinion on the validity of the Securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to this Prospectus will be passed upon on our behalf by Dorsey & Whitney LLP with respect to matters of United States law.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, have been incorporated by reference herein in reliance upon the report of Dale Matheson Carr-Hilton Labonte LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS SUPPLEMENT

DEJOUR ENTERPRISES LTD.

10,766,665 Units

December 18, 2009